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            ALLENERGY MARKETING COMPANY, L.L.C. (DE)
                        Income Statement
                   Period Ended June 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

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                                                  Quarter
                                                  -------
 Revenues                                                        *

 Operating expenses
  Cost of sales                                                  *
  Other                                                       0.1
                                                  -------
    Total operating expenses                                       0.1
                                                  -------
 Net loss                                         $          (0.1)
                                                  =======

 *Amounts less than $100,000.

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